Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche
(408) 979-2955


               ORYX TECHNOLOGY TO TRADE ON THE OTC BULLETIN BOARD


SAN JOSE, CA (January 9, 2003) - Oryx Technology Corporation announced today that its common stock will be delisted from The Nasdaq SmallCap Market effective with the open of business on Friday, January 10, 2003 due to its noncompliance with Nasdaq's minimum stockholders' equity requirement for continued listing. The Company's common stock will be immediately eligible for quotation on the OTC Bulletin Board under the symbol ORYX, effective with the open of business on January 10, 2003. For a company to trade on the OTC Bulletin Board, a market maker must continue to make market in that company's shares. While the can be no assurance that its common stock will trade on the OTC Bulletin Board following the move from Nasdaq, Oryx believes that market makers will continue to make a market in its shares of common stock on the OTC Bulletin Board.

Company Profile

Headquartered in San Jose, California, Oryx Technology Corporation is a technology licensing, investment and management service company with a proprietary portfolio of high technology products in surge protection. Oryx also provides management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock trades under the symbol ORYX.

Forward-Looking Statements

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and
"Management's Discussion and Analysis" in Oryx's Form 10-KSB filed for the fiscal years ended February 28, 2001 and February 28, 2002, as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx products, adverse business conditions, dependence on licensees of Oryx technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.